Exhibit 99.1

[THE FIRST OF LONG ISLAND CORPORATION LETTERHEAD]

February 22, 2008	For More Information Contact: Mark D. Curtis, Senior Vice President and Treasurer (516) 671-4900, Ext. 556

PRESS RELEASE IMMEDIATE

THE FIRST OF LONG ISLAND CORPORATION ANNOUNCES

2007 EARNINGS INCREASE

Glen Head, New York, February 22, 2008 (PRIME NEWSWIRE) – In 2007, The First of Long Island Corporation (Nasdaq: FLIC) earned $1.51 per share versus $1.45 last year. Net income increased by $255,000, or from $11,227,000 in 2006 to $11,482,000 in 2007. Returns on average assets (“ROA”) and equity (“ROE”) were 1.14% and 11.67%, respectively, in 2007 as compared to 1.15% and 12.06% in 2006. In addition the Corporation declared a 2-for-1 stock split in the first quarter of 2007 and changed from a semi-annual to a quarterly cash dividend.

Earnings increased in 2007 largely because of loan growth. From year-end 2006 to year-end 2007 total loans grew by $76.1 million, or 16.9%. The loan categories with the most significant growth were commercial mortgages which were up $31.4 million, or 22.7%, traditional residential mortgage loans which were up $21.2 million, or 12.2%, and home equity loans which were up by $14.9 million, or 22.3%. The Bank has not originated nor does it hold any subprime mortgages in its loan portfolio. Credit quality remains excellent as measured by the year-end ratio of nonaccruing loans to total loans of .05%.

In 2007, the Bank continued to use maturities and paydowns from its investment securities portfolio to fund loan growth. As a result, loans are becoming an increasingly larger portion of the Bank’s overall balance sheet. This, along with a better yielding securities portfolio and deposit cost controls, enabled the Bank to maintain its net interest margin in 2007 despite the unfavorable interest rate environment and the strong competition for loans and deposits in its market area. Contributing to the better securities portfolio yield was the loss program conducted in the fourth quarter of last year and an improvement in yields available for reinvestment during 2007.

Salaries expense increased by $1.1 million, or 8.5%. In addition to normal annual salary adjustments, the increase in salaries expense is due to staffing for lending and business development initiatives and new branches and an increase in stock-based compensation expense. Employee benefits expense declined by $695,000, or 14.8%, principally because of changes to the Bank’s retirement program.

The Bank opened a full service branch in Northport Village, Long Island in December 2007. In addition, in early 2008 the Mineola branch was consolidated with the Garden City branch, and the Garden City branch converted from a commercial banking office to a full service branch. The Bank will open a full service branch in Babylon, Long Island in early 2008, which will bring the total branch count to twenty-seven. Branch expansion in key markets on Long Island and in Manhattan remains an ongoing initiative.

Looking forward into 2008, management expects that the Bank’s earnings will continue to be challenged by the unfavorable interest rate environment. The current yield curve, which is characterized by short-term interest rates that are as high or higher than intermediate and longer-term interest rates, is problematic because short-term interest rates are a key driver of the Bank’s deposit rates and intermediate and longer-term interest rates are key drivers of the yields that can be earned by the Bank on loans and securities. In addition, strong competition in the Bank’s market area is expected to continue to exert upward pressure on deposit pricing, downward pressure on loan pricing and make core deposit growth challenging. It is likely that funds will continue to migrate from lower to higher yielding savings and money market products within the Bank and to the Bank’s competitively priced time deposits.

BALANCE SHEET INFORMATION

	12/31/07	12/31/06
	(in thousands)

Total Assets	$1,069,019	$954,166

Net Loans	521,086	445,574

Investment Securities	466,314	454,851

Checking Deposits	318,322	321,524

Savings and Money Market Deposits	302,158	318,494

Time Deposits	248,558	184,779

Securities Sold Under Repurchase Agreements	92,110	28,143

Stockholders’ Equity	102,384	95,561

INCOME STATEMENT INFORMATION

	Twelve Months Ended		Three Months Ended
	12/31/07	12/31/06	12/31/07	12/31/06
	(in thousands, except per share data)

Net Interest Income	$36,754	$36,051	$9,639	$9,044
Provision For Loan Losses	575	670	199	196

Net Interest Income After Loan
Loss Provision	36,179	35,381	9,440	8,848

Noninterest Income	5,582	5,298	1,208	830
Noninterest Expense	27,384	26,667	6,759	6,400

Income Before Income Taxes	14,377	14,012	3,889	3,278
Income Tax Expense	2,895	2,785	851	531

Net Income	$11,482	$11,227	$3,038	$2,747

Earnings Per Share*:
Basic	$1.52	$1.47	$.40	$.36
Diluted	$1.51	$1.45	$.40	$.36

* Adjusted for 2-for-1 stock split paid April 16, 2007

This earnings release contains various “forward-looking statements” within the meaning of that term as set forth in Rule 175 of the Securities Act of 1933 and Rule 3b-6 of the Securities Exchange Act of 1934. Such statements are generally contained in sentences including the words “may”, “expect”, “could”, “should”, “would” or “believe.” The Corporation cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, and therefore actual results could differ materially from those contemplated by the forward-looking statements. In addition, the Corporation assumes no duty to update forward-looking statements.

For more detailed financial information please see the Corporation’s 2007 Form 10-K. The Form 10-K will be available on or before March 17, 2008 and can be obtained from our Finance Department located at 10 Glen Head Road, Glen Head, New York 11545, or you can access Form 10-K by going to our website at www.fnbli.com .

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